Exhibit 99.1

The Goldman Sachs Group, Inc.	85 Broad Street	New York, New York 10004
Federal Reserve Determines Goldman Sachs Does Not Require Further Capital
NEW YORK, May 7, 2009 — The Goldman Sachs Group, Inc. (NYSE: GS) — We are pleased that the Federal Reserve’s Supervisory Capital Assessment Program has been completed. We view it as an important step to restoring investor confidence and financial stability.
As regulators have stated, underlying the stress test’s methodology was a very conservative set of assumptions on potential revenues and losses in a more adverse market scenario than the already challenging environment.
With respect to Goldman Sachs, the test determined that the firm does not require further capital.
After a review of the repayment conditions issued by the Federal Reserve and the Treasury, we believe that we have met all of the requirements stipulated and are highly confident that we will soon repay the government’s investment from the TARP’s Capital Purchase Program.
The Goldman Sachs Group, Inc. is a leading global financial services firm providing investment banking, securities and investment management services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.
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